Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Kyivstar Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Kyivstar Group Ltd. Common Shares, par value of $0.01 per share(2)	Other	23,000,000	$11.84	(3)	$272,320,000		0.00015310		$41,692.19
	Equity	Kyivstar Group Ltd. Common Shares, par value of $0.01 per share(4)	Other	7,666,667	$13.35	(5)	$102,350,004.45		0.00015310		$15,669.79
	Equity	Kyivstar Group Ltd. Warrants	Other	7,666,667	—	(6)	—	(6)	—	(6)	—	(6)
Total Offering Amounts							$374,670,004.45				$57,361.98
Total Fees Previously Paid											—
Total Fee Offsets											—
Net Fee Due											$57,361.98

(1)	All securities being registered will be issued by Kyivstar Group Ltd., an exempted company limited by shares, incorporated and existing under the laws of Bermuda, in connection with the Business Combination described in the enclosed proxy statement/prospectus among Kyivstar Group Ltd., Cohen Circle Acquisition Corp. I, VEON Amsterdam B.V., VEON Holdings B.V. and Varna Merger Sub Corp. Capitalized terms used but not defined in this filing fee table have the respective meanings given to them in the enclosed proxy statement/prospectus. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of up to 23,000,000 Kyivstar Group Ltd. Common Shares that may be issued in exchange for a maximum of (subject to any further redemptions) 23,000,000 Cohen Circle Class A Ordinary Shares held by the Cohen Circle Public Shareholders. Reflects a downward adjustment to the number of Kyivstar Group Ltd. Common Shares set forth in the filing fee table previously filed as an exhibit to the enclosed registration statement (the “Prior Filing Fee Table”) in order to remove certain Kyivstar Group Ltd. Common Shares that were inadvertently included in the Prior Filing Fee Table.

(3)	Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act, calculated based on the average of the high and low prices of the Cohen Circle Class A Ordinary Shares on June 3, 2025, which was $11.84.
(4)	Represents 7,666,667 Kyivstar Group Ltd. Common Shares underlying the 7,666,667 Kyivstar Group Ltd. Warrants simultaneously registered hereby.
(5)	Pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, calculated based on the sum of (a) the average of the high and low prices of the Cohen Circle Public Warrants as of June 3, 2025, which was $1.85, and (b) $11.50, the exercise price of the Kyivstar Group Ltd. Warrants.
(6)	Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect to the Kyivstar Group Ltd. Warrants and the Kyivstar Group Ltd. Common Shares underlying such Warrants has been allocated to such underlying Kyivstar Group Ltd. Common Shares, and no separate registration fee has been recorded for the Kyivstar Group Ltd. Warrants.